Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

OraSure Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-102235, No. 333-50340 and No. 333-48662) on Form S-8 and the registration statements (No. 333-106786 and No. 333-73498) on Form S-3 of OraSure Technologies, Inc. of our report dated January 29, 2004, except as to the second paragraph of Note 15, which is as of February 18, 2004, with respect to the balance sheets of OraSure Technologies, Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of OraSure Technologies, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 4, 2004